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                                  EXHIBIT 99.1


FOR IMMEDIATE RELEASE
November 17, 2003

Contact:  John Breed
          Director, Media and Government Relations
          (713) 209-8835


                  COOPER INDUSTRIES APPOINTS KIRK S. HACHIGIAN
                             CHIEF OPERATING OFFICER

HOUSTON, TX, November 17, 2003 - Cooper Industries, Ltd. (NYSE:CBE) today announced that Kirk S. Hachigian has been appointed chief operating officer effective immediately. Mr. Hachigian is succeeding Ralph E. Jackson who is stepping from this position in anticipation of his planned retirement on December 31, 2003. Mr. Jackson will remain deputy chairman of Cooper's Board of Directors until that date.

         As chief operating officer, Mr. Hachigian will have direct oversight for all of Cooper's worldwide business operations: Cooper B-Line, Cooper Bussmann, Cooper Crouse-Hinds, Cooper Lighting, Cooper Menvier, Cooper Power Systems, Cooper Wiring Devices, Cooper Tools and Cooper Hand Tools. Previously, Hachigian was executive vice president and chief operating officer, Electrical Products.

         Hachigian joined Cooper in 2001 as executive vice president, Operations with responsibility for the five divisions of Cooper's Electrical Products segment which primarily serve electrical construction markets. He assumed responsibility for all of the Company's Electrical Products businesses in June of this year, when Mr. Jackson announced his intention to retire from the Company by year-end.

         Prior to joining Cooper, Hachigian was president and chief executive officer of the Asia Pacific Operations unit of GE Lighting. Before that, he occupied a number of key management assignments within the General Electric Company in Singapore, Mexico, Cleveland and at the corporate headquarters in Fairfield, CT. Before joining GE, Hachigian held general management and sales and marketing positions with Oak Industries, and was a consultant with Bain & Company.


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Cooper Industries, Ltd.                                                   Page 2


         "Kirk's broad knowledge of the electrical products marketplace and his global experience will be extremely valuable to Cooper going forward," said H. John Riley, chairman, president and chief executive officer. "He has been instrumental in helping our Electrical Products businesses gain market traction and improve operational performance, ultimately strengthening our position as a global competitor in the electrical products industry. As chief operating officer, Kirk's vision and excellent strategic and operations management skills will result in further improvement in the competitive position of our world-class businesses, delivering state-of-the-art solutions and services to our customers."

         In a planned management succession, Jackson is retiring after 27 years of service to the Company.

         "Ralph Jackson became part of the Cooper organization when Cooper acquired McGraw-Edison in 1985. Since then, he has played a vital role in building Cooper's enviable reputation for operational and customer service excellence," continued Riley. "Over the past eight years, he has been an important contributor to Cooper's transformation into a global manufacturer and market leader in the electrical products and tools and hardware industries.

         "One cannot help but be excited about the Company's outlook," continued Riley. "Building on our 170-year history of product innovation, manufacturing excellence and a tradition of strong, highly-principled leaders such as Ralph Jackson, we have a vital and talented management team committed to generating growth, enhancing profitability and maximizing value for all of our shareholders."

         Cooper Industries, with 2002 revenues of $4.0 billion, is a worldwide manufacturer of electrical products, tools and hardware. Additional information about Cooper is available on the company's World Wide Web site:
www.cooperindustries.com.


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